Prospectus Supplement to Prospectus dated June 1, 2012	Filed pursuant to Rule 424(b)(7) File No. 333-180953

875,000 SHARES
ARTIO GLOBAL INVESTORS INC.

Class A Common Shares

The 875,000 Class A Common Shares being offered pursuant to this prospectus supplement are being sold by GAM Holding AG.  GAM Holding AG is selling the shares in negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  Following this offering, GAM Holding AG will own 15,880,844 shares of our Class A common stock, representing 26.5% of our outstanding Class A common stock, assuming all of the shares offered hereby are sold.

Keefe, Bruyette & Woods, Inc. is acting as agent for the selling securityholder and will recieve a commission from the selling securityholder of $0.02 per share ($17,500 in the aggregate) in connection with the sales, which is deemed underwriting compensation.   We will not pay such commission and will receive no proceeds from this offering.

You should read this prospectus supplement together with the accompanying prospectus, which is to be delivered with this prospectus supplement.

Our Class A common stock is quoted on the New York Stock Exchange under the symbol “ART”. On November 13, 2012, the last reported closing sale price of our common stock was $2.03 per share.

See “Risk Factors” beginning on page 2 of the prospectus, and under the headings “Risk Factors”  and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”  in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, to read about factors you should consider before buying our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods

The date of this prospectus supplement is November 13, 2012.